                                                                 Exhibit (g)(2)

                                  (Unaudited)


E. I. DU PONT DE NEMOURS AND COMPANY AND CONSOLIDATED SUBSIDIARIES

                                                                       Three Months Ended
CONSOLIDATED INCOME STATEMENT(a)(b)                                          March 31
-------------------------------------------------------------------------------------------
(Dollars in millions, except per share)                               1999            1998
-------------------------------------------------------------------------------------------
SALES(c) .....................................................       $6,295          $6,194
Other Income .................................................           18(d)          297
                                                                     ------          ------
    Total ....................................................        6,313           6,491
                                                                     ------          ------
Cost of Goods Sold and Other Expenses ........................        3,873           4,049
Selling, General and Administrative Expenses .................          535             479
Depreciation and Amortization ................................          335             332
Research and Development .....................................          358             264
Interest Expense .............................................           96             127
Purchased In-Process Research and Development(e) .............           40              60
Employee Separation Costs and Write-Down of Assets ...........         --               118(f)
                                                                     ------          ------
    Total ....................................................        5,237           5,429
                                                                     ------          ------
INCOME FROM CONTINUING OPERATIONS BEFORE INCOME TAXES AND
 AND MINORITY INTERESTS ......................................        1,076           1,062
Provision for Income Tax Expenses ............................          432             417
Minority Interests in Earnings of Consolidated Subsidiaries ..           16               8
                                                                     ------          ------
INCOME FROM CONTINUING OPERATIONS(c) .........................          628             637
DISCONTINUED OPERATIONS
Income from Operations of Discontinued Business,
    Net of Income Taxes ......................................         --               269
Gain on Disposal of Discontinued Business,
    Net of Income Taxes ......................................           35            --
                                                                     ------          ------
NET INCOME ...................................................       $  663          $  906
                                                                     ======          ======


BASIC EARNINGS PER SHARE OF COMMON STOCK(g)
Continuing Operations ........................................       $  .55          $  .56
Discontinued Operations ......................................          .04             .24
                                                                     ------          ------
Net Income ...................................................       $  .59          $  .80
                                                                     ======          ======
DILUTED EARNINGS PER SHARE OF COMMON STOCK(g)
Continuing Operations ........................................       $  .55          $  .55
Discontinued Operations ......................................          .03             .24
                                                                     ------          ------
Net Income ...................................................       $  .58          $  .79
                                                                     ======          ======
DIVIDENDS PER SHARE OF COMMON STOCK ..........................       $  .35          $ .315
                                                                     ======          ======


See Notes to Financial Statements.

                                                                     Form 10-Q/A


                                                                   Three Months Ended
CONSOLIDATED STATEMENT OF CASH FLOWS(a)(b)                              March 31
-----------------------------------------------------------------------------------------
(Dollars in millions)                                             1999              1998
-----------------------------------------------------------------------------------------
CASH PROVIDED BY OPERATIONS
  Net Income ............................................       $   663           $   906
  Adjustments to Reconcile Net Income to Cash
    Provided by Continuing Operations:
       Net Income from Discontinued Operations ..........           (35)             (269)
       Depreciation and Amortization ....................           335               332
       Purchased In-Process Research and Development ....            40                60
       Other Noncash Charges and Credits - Net ..........            88               (24)
       Change in Operating Assets and Liabilities - Net .          (944)             (853)
                                                                -------           -------
        Cash Provided by Continuing Operations ..........           147               152
                                                                -------           -------
INVESTMENT ACTIVITIES
  Purchases of Property, Plant and Equipment ............          (473)             (465)
  Investment in Affiliates ..............................            (7)              (17)
  Payments for Businesses Acquired (Net of Cash Acquired)        (1,656)             (694)
  Proceeds from Sales of Assets .........................            59               240
  Investments in Short-Term Financial Instruments - Net .            (2)              (94)
  Miscellaneous - Net ...................................            (7)              (10)
                                                                -------           -------
        Cash Used for Investment Activities .............        (2,086)           (1,040)
                                                                -------           -------
FINANCING ACTIVITIES
  Dividends Paid to Stockholders ........................          (397)             (358)
  Net Increase in Borrowings ............................         2,590             2,734
  Acquisition of Treasury Stock .........................           (44)             (309)
  Proceeds from Exercise of Stock Options ...............            14                36
  Increase in Minority Interests ........................            79              --
                                                                -------           -------
        Cash Provided by Financing Activities ...........         2,242             2,103
                                                                -------           -------
Net Cash Flow from Discontinued Operations ..............          (255)             (191)
                                                                -------           -------
Effect of Exchange Rate Changes on Cash .................           (68)               (4)
                                                                -------           -------
INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS ........       $   (20)(h)       $ 1,020
                                                                =======           =======


See Notes to Financial Statements.

                                                                     Form 10-Q/A


CONSOLIDATED BALANCE SHEET(a)(b)                                                    March 31       December 31
--------------------------------------------------------------------------------------------------------------
(Dollars in millions, except per share)                                               1999            1998
--------------------------------------------------------------------------------------------------------------
                                                    ASSETS
CURRENT ASSETS
Cash and Cash Equivalents ...................................................       $  1,003        $  1,059
Marketable Securities .......................................................             11              10
Accounts and Notes Receivable ...............................................          5,399           4,201
Inventories(i) ..............................................................          3,566           3,129
Prepaid Expenses ............................................................            216             192
Deferred Income Taxes .......................................................            596             645
                                                                                    --------        --------
Total Current Assets ........................................................         10,791           9,236
PROPERTY, PLANT AND EQUIPMENT, less accumulated depreciation and amortization
(March 31, 1999 - $20,652; December 31, 1998 - $20,597) .....................         14,817          14,131
INVESTMENT IN AFFILIATES ....................................................          1,801           1,796
OTHER ASSETS ................................................................          5,908           4,956
NET ASSETS OF DISCONTINUED OPERATIONS(j) ....................................          8,650           8,417
                                                                                    --------        --------
TOTAL(c) ....................................................................         41,967          38,536
                                                                                    ========        ========

                                     LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
Accounts Payable ............................................................          1,900           1,929
Short-Term Borrowings and Capital Lease Obligations .........................          9,232           6,629
Income Taxes ................................................................            374             130
Other Accrued Liabilities ...................................................          3,157           2,922
                                                                                    --------        --------
Total Current Liabilities ...................................................         14,663          11,610
LONG-TERM BORROWINGS AND CAPITAL LEASE OBLIGATIONS ..........................          4,566           4,495
OTHER LIABILITIES ...........................................................          7,663           7,640
DEFERRED INCOME TAXES .......................................................            478             430
                                                                                    --------        --------
Total Liabilities ...........................................................         27,370          24,175
                                                                                    --------        --------
MINORITY INTERESTS IN CONSOLIDATED SUBSIDIARIES .............................            464             407
                                                                                    --------        --------
STOCKHOLDERS' EQUITY(k)
Preferred Stock .............................................................            237             237
Common Stock, $.30 par value; 1,800,000,000 shares authorized; shares issued
  at March 31, 1999 - 1,139,514,154; December 31, 1998 - 1,140,354,154 ......            342             342
Additional Paid-In Capital ..................................................          7,866           7,854
Reinvested Earnings .........................................................          6,933           6,705
Accumulated Other Comprehensive Loss ........................................           (526)           (432)
Common Stock Held in Trust for Unearned Employee Compensation and Benefits
  (Flexitrust), at Market (Shares:  March 31, 1999 - 12,379,279;
  December 31, 1998 - 14,167,867) ...........................................           (719)           (752)
                                                                                    --------        --------
Total Stockholders' Equity ..................................................         14,133          13,954
                                                                                    --------        --------
TOTAL .......................................................................       $ 41,967        $ 38,536
                                                                                    ========        ========


See Notes to Financial Statements.

                                                                     Form 10-Q/A



                          NOTES TO FINANCIAL STATEMENTS
                     (Dollars in millions, except per share)



(a) These statements are unaudited, but reflect all adjustments that, in the opinion of management, are necessary to provide a fair presentation of the financial position, results of operations and cash flows for the dates and periods covered. All such adjustments are of a normal recurring nature. The company's petroleum business is reported as discontinued operations and is discussed in Notes (b) and (j).

(b)     Discontinued Operations:
        On September 28, 1998, the company announced that the Board of Directors had approved a plan to divest the company's 100 percent-owned petroleum business (Conoco Inc.). The company intends to complete the divestiture with a tax-free split off by exchanging its remaining Conoco shares (69.5 percent) for DuPont shares no later than third quarter 1999. The company has not recognized a deferred tax liability for the difference between the book basis and tax basis of its investment in Conoco's common stock because the company does not expect this basis difference to become subject to tax. The company's consolidated financial statements and notes report its petroleum business as discontinued operations. Prior periods have been restated. Results reported separately by Conoco are reported on a stand-alone basis and may differ from results based on discontinued operations reporting. In addition, beginning October 22, 1998, the company's results from discontinued operations reflect minority interests of 30.5 percent.

                                                                     Form 10-Q/A

                          NOTES TO FINANCIAL STATEMENTS
                     (Dollars in millions, except per share)
                                   (Continued)



(c)     CONSOLIDATED SEGMENT INFORMATION -                     Three Months Ended
        CONTINUING OPERATIONS                                       March 31
        ----------------------------------------------------------------------------
        (Dollars in millions)                                1999              1998
        ----------------------------------------------------------------------------
        SEGMENT SALES(1)

        Agriculture & Nutrition ....................       $   780           $   770
        Nylon Enterprise ...........................         1,103             1,173
        Performance Coatings & Polymers ............         1,158             1,157
        Pharmaceuticals(2) .........................           409               217
        Pigments & Chemicals .......................           866               920
        Polyester Enterprise .......................           624               734
        Specialty Fibers ...........................           863               851
        Specialty Polymers .........................         1,002             1,034
        Other ......................................            94               164
                                                           -------           -------
            Total Segment Sales ....................       $ 6,899           $ 7,020

        Elimination of Intersegment Transfers ......          (173)             (204)
        Elimination of Equity Affiliate Sales ......          (431)             (622)
                                                           -------           -------
            SALES ..................................       $ 6,295           $ 6,194
                                                           =======           =======
        AFTER-TAX OPERATING INCOME (LOSS)

        Agriculture & Nutrition ....................       $    91           $    29(3)
        Nylon Enterprise ...........................           102                 5(4)
        Performance Coatings & Polymers ............           100(5)            122
        Pharmaceuticals ............................            75                50
        Pigments & Chemicals .......................           146               157
        Polyester Enterprise .......................            (6)                4
        Specialty Fibers ...........................           181               188
        Specialty Polymers .........................           164               158
        Other ......................................            10                45
                                                           -------           -------
            Total Segment ATOI .....................           863               758

        Interest & Exchange Gains (Losses) .........          (163)(6)           (70)
        Corporate Expenses .........................           (72)              (51)
                                                           -------           -------
              INCOME FROM CONTINUING OPERATIONS ....       $   628           $   637
                                                           =======           =======

                                                          March 31         December 31
        SIGNIFICANT CHANGES IN SEGMENT ASSETS               1999               1998
        -------------------------------------             --------         -----------
        Performance Coatings & Polymers .........          $4,195(7)          $2,214
                                                           ======             ======

                                                                     Form 10-Q/A


                          NOTES TO FINANCIAL STATEMENTS
                     (Dollars in millions, except per share)
                                   (Continued)



Footnotes to Note (c)

(1)   Includes pro rata equity affiliate sales and intersegment transfers.

(2) The increase in sales reflects the current 100 percent ownership of the pharmaceuticals business versus 50 percent in 1998. In addition, effective first quarter 1999, revenues from contract manufacturing are reclassified from Other Income to Sales, and prior periods have been restated. These revenues are $27 and $15 for 1999 and 1998, respectively.

(3) Includes a charge of $60 for revision of the purchase price allocation in conjunction with the purchase of Protein Technologies International, related to the value assigned to research and development in progress at the time of purchase for which technological feasibility has not yet been established and no alternative future use is anticipated.

(4) Includes a charge of $85 related to rationalization of global Nylon operations, principally shutdown of certain manufacturing facilities and employee separation costs.

(5) Includes an estimated charge of $40 based on preliminary purchase price allocations in conjunction with the purchase of Herberts, the automotive coatings business of Hoechst AG, related to the value assigned to research and development in progress at the time of purchase for which technological feasibility has not yet been established and no alternative future use is anticipated.

(6) Includes an exchange loss of $81 on forward exchange contracts purchased in 1998 to fix in U.S. dollars the cash required to acquire Herberts, the automotive coatings business of Hoechst AG. The purchase price for Herberts was negotiated in German marks.

(7) The change is primarily the result of the purchase of Herberts, the automotive coatings business of Hoechst AG, in February 1999.

                                                                     Form 10-Q/A


                          NOTES TO FINANCIAL STATEMENTS
                     (Dollars in millions, except per share)
                                   (Continued)


(d) Includes an exchange loss of $131 on forward exchange contracts pur-chased in 1998 to fix in U.S. dollars the cash required to acquire Herberts, the automotive coatings business of Hoechst AG. The purchase price for Herberts was negotiated in German marks.

(e) Purchased in-process research and development represents the value assigned in a purchase business combination to research and development projects of the acquired business that were in progress at time of purchase for which technological feasibility has not yet been established and no alternative future use is anticipated.

      In this regard, an estimated charge was recorded in the first quarter 1999 in conjunction with the purchase of Herberts, the automotive coatings business of Hoechst AG, based on preliminary allocations of purchase price that are subject to revision.

      First quarter 1998 represents a charge for revision of the purchase price allocation in conjunction with the purchase of Protein Technologies International. The charge was not tax effected because this transaction was a stock acquisition rather than an asset purchase.

(f) Represents $40 of employee separation costs within the Nylon business and $78 for the shutdown of related manufacturing facilities.

(g) Basic earnings per share is computed by dividing income available to common stockholders (the numerator) by the weighted-average number of common shares (the denominator) for the period. The numerator for both income from continuing operations and net income is reduced by preferred dividends of $2.5. For diluted earnings per share, the numerator is adjusted to recognize reduced share of earnings assuming options in subsidiary company stock are exercised if the effect of this adjustment is dilutive. The denominator is based on the following weighted-average number of common shares and includes the additional common shares that would have been outstanding if potentially dilutive common shares had been issued:

                                                  Three Months Ended
                                                       March 31
                                        ---------------------------------------
                                            Basic                    Diluted
                                        -------------             -------------
      1999                              1,127,086,632             1,138,090,171
      1998                              1,128,415,102             1,145,674,145

                                                                     Form 10-Q/A



                          NOTES TO FINANCIAL STATEMENTS
                     (Dollars in millions, except per share)
                                   (Continued)


        The difference between basic and diluted weighted-average common shares outstanding results from the assumption that dilutive stock options outstanding were exercised.

        The following number of stock options are antidilutive, and therefore are not included in the diluted earnings per share calculation since the exercise price is greater than the average market price:

                                                   March 31
                                        ------------------------------
                                          1999                 1998
                                        ---------            ---------
              Stock Options             8,576,345            4,998,517

        Compensation expense recognized in income for stock-based employee compensation awards was $7 and $34 for the three months ended March 31, 1999 and 1998, respectively.

        Shares held by the Flexitrust are not considered outstanding in comput-ing the foregoing weighted-average number of common shares.

(h) Includes the change in cash and cash equivalents classified in the Consolidated Balance Sheet within "Net Assets of Discontinued Operations."

                                                       March 31         December 31
(i)     Inventories                                      1999              1998
        -----------                                    --------         -----------
        Finished Products .........................    $ 2,567            $ 2,209
        Semifinished Products .....................        826                836
        Raw Materials and Supplies ................        846                749
                                                       -------            -------
                                                         4,239              3,794
        Less:  Adjustment of Inventories to a
          Last-In, First-Out (LIFO) Basis .........        673                665
                                                       -------            -------
            Total .................................    $ 3,566            $ 3,129
                                                       =======            =======

                                                                     Form 10-Q/A



                          NOTES TO FINANCIAL STATEMENTS
                     (Dollars in millions, except per share)
                                   (Continued)



                                                       March 31         December 31
(j)   Net Assets of Discontinued Operations              1999              1998
      -------------------------------------            --------         -----------
      Cash and Cash Equivalents .................      $   411            $   375
      Other Current Assets ......................        2,885              2,864
      Property, Plant and Equipment - Net .......       11,254             11,438
      Other Assets ..............................        2,102              2,011
      Current Liabilities .......................       (2,404)            (2,473)
      Other Liabilities .........................       (3,898)            (4,115)
      Minority Interests ........................       (1,700)            (1,683)
                                                       -------            -------
        Net Assets of Discontinued Operations ...      $ 8,650            $ 8,417
                                                       =======            =======

(k) The following sets forth the company's total comprehensive income for the periods shown:

                                                         Three Months Ended
                                                              March 31
                                                      -----------------------
                                                      1999               1998
                                                      ----               ----
      Net Income ................................     $663               $906
      Other Comprehensive Loss, Net of Tax ......      (94)               (20)
                                                      ----               ----
      Total Comprehensive Income ................     $569               $886
                                                      ====               ====